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IDS Life of New York Account 8
Registration No. 33-15290/811-5213

EXHIBIT INDEX

3.   Financial Statement Schedules and Report of Independent
     Auditors.

5.   Financial Data Schedules
     a.   IDS Life of New York Account 8
     b.   IDS Life Insurance Company of New York

6.   Opinion of Eugene C. Chen.

7.   b.   Written consent of Eugene C. Chen.
     c.   Written consent of Ernst & Young LLP.
     d.   Directors' Power of Attorney dated March 26, 1997.